CONTACT:

TDK Mediactive, Inc.
Merja Reed
Corporate Offices
(818) 878-0505 ext: 139
Merja_Reed@tdk-m.com


FOR IMMEDIATE RELEASE

           TDK MEDIACTIVE, INC. ANNOUNCES $20 MILLION CREDIT FACILITY

CALABASAS, CA, August 24, 2001: TDK Mediactive, Inc. (OTCBB: TDKM) today reported that it has signed an amendment to its loan financing agreement with TDK U.S.A. Corporation increasing its borrowing capacity to $20 Million. The amended loan agreement provides $12 million additional working capital for the Company.

"Mediactive is currently developing many new titles which will be launched during this year's Holiday season, as well as next year's Holiday season," said Vincent Bitetti, Chief Executive Officer of TDK Mediactive. "The additional funding provides the resources necessary to grow the company and enable us to meet our goals during the next twelve months.

"This additional funding will assist us in developing our business plan and expanding our operations well into the year 2002." said Martin Paravato, Chief Financial Officer." "This financing provides us with the necessary working capital to complete the titles currently being developed."

ABOUT TDK MEDIACTIVE

Southern California-based TDK Mediactive, Inc. is a global publisher of high quality entertainment software for current and next generation videogame systems. The Company's games are based on original and licensed content derived from major motion pictures, video franchises, popular literature and popular culture. TDK Mediactive has exclusive technology and content licenses with Sony Entertainment Corporation of America, Microsoft Corporation, Nintendo of America, DreamWorks SKG, Universal Studios, Mattel, The Harvey Entertainment Co., Signature Networks and others.

TDK Mediactive is part of TDK Corporation's global effort to expand its offerings to consumers of entertainment-oriented products. More information about TDK Mediactive and its products is available at www.tdk-mediactive.com.

ABOUT TDK USA CORPORATION:

TDK U.S.A. Corporation ("TUC"), founded in 1981, is a wholly owned subsidiary of TDK Corporation (NYSE Symbol "TDK") and the parent company of TDK's 12 U.S. subsidiaries, other than TDK Mediactive, Inc. Through these U.S. subsidiaries, TUC is engaged in the manufacture, sale and distribution of blank recording media (optical and magnetic), electronic materials and components, and integrated circuits of LAN/WAN embedded modem and set-top box applications and employs in excess of 2600 employees. More information on TUC is available through TDK's worldwide web site at www.tdk.com


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This release contains forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in the documents the Company files from time to time with the Securities and Exchange Commission.